UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 10, 2006

Martek Biosciences Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-22354	52-1399362
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

6480 Dobbin Road, Columbia, Maryland		21045
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	410-740-0081

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2006 Martek Biosciences Corporation ("Martek" or the "Company") entered into an Employment Agreement with Peter L. Buzy, Executive Vice President--Finance and Administration, Chief Financial Officer and Treasurer (the "Employment Agreement"). The following is a description of the material terms of the Employment Agreement:

Under the Employment Agreement Mr. Buzy receives a base salary of $ 370,000. He is also entitled to participate in executive bonus plans.

The Employment Agreement has an initial term of three years which is automatically extended for one year periods unless either party notifies the other of its intent to terminate within sixty days of the end of the current term. The Company has the right to terminate the executive’s employment with the Company at any time without notice for cause, or to terminate the executive upon thirty days notice without cause. The executive is entitled to terminate his employment at any time for good reason or upon sixty days notice without good reason.

The Employment Agreement defines "cause" to include the executive’s (i) intentional misconduct or gross negligence in the exercise of his duties, (ii) commission of theft, forgery, fraud, misappropriation, embezzlement, or any other act of material misconduct against the Company, (iii) violation of his fiduciary duties to the Company, (iv) conviction of a felony or any other crime involving moral turpitude, (v) substantial dependence on alcohol or any controlled substance, (vi) substantial injury to the reputation, business or business relationships of the Company, (vii) violation of his Employment Agreement, or (viii) failure to adequately perform the material duties of his position.

The Employment Agreement defines "good reason" to include (i) a material reduction of the executive’s duties, without the executive’s consent, (ii) the Company’s violation of the Employment Agreement, (iii) a reduction of the executive’s base salary, (iv) the Company’s becoming a division or subsidiary of another entity, where the executive’s duties are at the divisional or subsidiary level, or (v) the Company’s relocation of its principal office by more than fifty miles or following a "change in control," twenty-five miles.

Upon termination for any reason, the executive is entitled to accrued but unpaid salary, accrued but unused vacation, and vested stock options or other equity awards in accordance with the terms of the awards. In addition, the Employment Agreement provides that if the executive is terminated without cause by the Company or terminates his employment for good reason, the executive will receive (a) a lump sum severance payment equal to the sum of (i) twelve months of his then-existing base salary and (ii) an amount equal to the prorated portion of any target bonus to which the executive was entitled during the year in which his employment ends, (b) reimbursement for COBRA premiums for a period of up to twelve months, and (c) reimbursement for outplacement services for up to twelve months under a program approved by the Company.

If, within twelve months following a change in control of the Company, the executive is terminated without cause or resigns for good reason, instead of the severance award described above, the executive will receive (a) a lump sum payment equal to the sum of (i) twenty-four months of his then-existing base salary and (ii) an amount equal to the full amount of any target bonus to which the executive was entitled during the year in which his employment ends, (b) reimbursement for eighteen months of coverage under COBRA, and (c) the outplacement benefit described above.

The Employment Agreement defines "change in control" to include (i) the acquisition by an individual, entity, or group of twenty percent or more of the voting power of the Company, (ii) a change in the majority of the incumbent membership of the Company’s board of directors, or (iii) consummation of a reorganization, merger, consolidation, liquidation or dissolution of the Company.

In addition to the foregoing payments, the Employment Agreement provides that the Company will pay certain "gross-up" payments to cover the cost of any parachute payment excise tax that the executive incurs as a result of a payment under his Employment Agreement.

The executive agrees not to divulge the Company’s confidential or proprietary information and to assign to the Company any inventions developed during the term of the Employment Agreement. The executive agrees not to, during and within twelve months following the executive’s employment, compete with the Company or solicit the employees, contractors or customers of the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Martek Biosciences Corporation

November 13, 2006	By:	/s/ George P. Barker

Name: George P. Barker
Title: Senior Vice President, General Counsel and Secretary